Exhibit 99.1

News from

COSTCO WHOLESALE CORPORATION REPORTS FOURTH QUARTER

AND FISCAL YEAR 2008 OPERATING RESULTS AND SEPTEMBER SALES RESULTS

ISSAQUAH, Wash., October 8, 2008 - Costco Wholesale Corporation (Nasdaq: COST) announced today its operating results for the 16 weeks (fourth quarter) and the 52 weeks (fiscal year) ended August 31, 2008, and its September sales results.

Net sales for the 16-week fourth quarter ended August 31, 2008 increased 13%, to $22.63 billion from $20.09 billion during the 16-week fourth quarter ended September 2, 2007. Comparable warehouse sales during the 16-week fourth quarter of fiscal 2008 increased 9% over the corresponding 16-week period last year.

Net sales for fiscal 2008, the 52 weeks ended August 31, 2008, were $70.98 billion, an increase of 13% from $63.09 billion during the prior 52-week fiscal year ended September 2, 2007. Comparable warehouse sales increased 8% over the corresponding 52-week period of the prior year.

	16 Weeks	52 Weeks
US	9%	6%
International	11%	15%
Total Company	9%	8%

Excluding gasoline price inflation, U.S. comparable sales would have been up 6 percent for the 16-week fourth quarter and up 4 percent for the 52-week fiscal year, both ended August 31, 2008.

Net income for the 16-week fourth quarter of fiscal year 2008 was $397.8 million, or $.90 per diluted share, compared to net income of $372.4 million, or $.83 per diluted share, during the fourth quarter of fiscal 2007. The increase of $.07 per diluted share represents an increase of 8% year-over-year. The fiscal year 2008 fourth quarter results were negatively impacted by a non-cash pre-tax LIFO charge of $32.3 million ($21.2 million, or $.05 per diluted share, after-tax), primarily resulting from price increases in various food and grocery items and gasoline in the Company’s U.S. merchandise inventories. The fourth quarter results also include a $15.9 million pre-tax charge ($10.4 million, or $.02 per diluted share, after-tax) recorded in connection with a litigation settlement. The fiscal year 2007 fourth quarter results were negatively impacted by a non-recurring, non-cash pre-tax charge of $56.2 million ($35.8 million, or $.08 per diluted share, after-tax) to increase the Company’s deferred membership revenue liability (and reduce membership fee revenue). Excluding these charges, fourth quarter fiscal 2008 net income per diluted share of $.90 would have been $.07 higher, and the fourth quarter fiscal 2007 net income per diluted share of $.83 would have been $.08 higher.

Net income for fiscal 2008 was $1.28 billion, or $2.89 per diluted share, compared to $1.08 billion, or $2.37 per diluted share, during fiscal year 2007. Excluding the fourth quarter LIFO charge and litigation settlement, outlined above, net income per diluted share for fiscal 2008 would have been $.07 higher. Excluding the adjustment to membership fee revenue, outlined above, as well as three additional items recorded in the second and third quarters of fiscal 2007, which in total aggregated to $188.7 million pre-tax ($119.5 million after-tax), net income per diluted share for fiscal 2007 would have been $.26 higher. Please refer to our annual report filed on Form 10-K for the fiscal year ended September 2, 2007 for more information regarding these items.

For the first five weeks of its reporting period ended October 5, 2008, the five-week retail reporting month of September, the Company reported net sales of $6.67 billion, an increase of 10 percent from $6.05 billion during the similar five-week period of the prior year. Comparable sales were as follows:

5 Weeks
US	8%
International	2%
Total Company	7%

The five-week U.S. comparable sales figure includes, among other things, the effect of gasoline price inflation, with the average sales price per gallon of gasoline up 31 percent, as compared to the year-earlier September. Excluding gasoline price inflation, U.S. comparable sales would have been up 6 percent. In addition, foreign exchange rates negatively impacted international comparable sales results. On a local currency basis, international comparable sales increased 8 percent in September.

Costco currently operates 544 warehouses, including 398 in the United States and Puerto Rico, 76 in Canada, 31 in Mexico, 20 in the United Kingdom, eight in Japan, six in Korea and five in Taiwan. The Company also operates Costco Online, an electronic commerce web site, at www.costco.com and at www.costco.ca in Canada. The Company plans to open an additional seven new warehouses prior to the end of calendar year 2008.

A conference call to discuss these fiscal 2008 fourth quarter and year-end results is scheduled for 8:00 a.m. (PT) today, October 8, 2008, and is available via a webcast on www.costco.com (click on Investor Relations and “Play Webcast”).

Certain statements contained in this document constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. For these purposes, forward-looking statements are statements that address activities, events, conditions or developments that the Company expects or anticipates may occur in the future. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. These risks and uncertainties include, but are not limited to, domestic and international economic conditions, including exchange rates, the effects of competition and regulation, uncertainties in the financial markets, consumer and small business spending patterns and debt levels, conditions affecting the acquisition, development, ownership or use of real estate, actions of vendors, rising costs associated with employees (including health care and workers’ compensation costs), rising costs associated with the acquisition of merchandise (including the direct and indirect effects of the rising cost of petroleum-based products and fuel and energy costs), geopolitical conditions and other risks identified from time to time in the Company’s public statements and reports filed with the Securities and Exchange Commission.

CONTACTS:	Costco Wholesale Corporation
Richard Galanti, 425/313-8203, Bob Nelson, 425/313-8255, Jeff Elliott, 425/313-8264

COSTCO WHOLESALE CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

	16 Weeks Ended August 31, 2008	16 Weeks Ended September 2, 2007	52 Weeks Ended August 31, 2008	52 Weeks Ended September 2, 2007
REVENUE
Net sales	$22,626,229	$20,089,064	$70,977,484	$63,087,601
Membership fees	473,658	388,196	1,505,536	1,312,554

Total revenue	23,099,887	20,477,260	72,483,020	64,400,155
OPERATING EXPENSES
Merchandise costs	20,298,028	17,931,405	63,502,750	56,449,702
Selling, general and administrative	2,186,191	1,969,988	6,953,804	6,273,096
Preopening expenses	17,765	15,928	57,383	55,163
Provision for impaired assets and closing costs, net	(6,171)	4,886	248	13,608

Operating income	604,074	555,053	1,968,835	1,608,586
OTHER INCOME (EXPENSE)
Interest expense	(32,057)	(32,303)	(102,636)	(64,079)
Interest income and other	35,006	59,009	132,775	165,484

INCOME BEFORE INCOME TAXES	607,023	581,759	1,998,974	1,709,991
Provision for income taxes	209,195	209,337	716,249	627,219

NET INCOME	$397,828	$372,422	$1,282,725	$1,082,772

NET INCOME PER COMMON SHARE:
Basic	$0.92	$0.85	$2.95	$2.42

Diluted	$0.90	$0.83	$2.89	$2.37

Shares used in calculation (000’s)
Basic	434,282	438,449	434,442	447,659
Diluted	443,874	448,733	444,240	457,641
Dividends per share	$0.160	$0.145	$0.61	$0.55